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EXHIBIT 99.1

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND RISK FACTORS

In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. Hypercom Corporation intends to qualify both its written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

"Forward-looking statements" are defined by the Reform Act. Generally, forward-looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. The words "believe," "expect," "anticipate," "intends," "forecast," "project," and similar expressions identify forward-looking statements. Such statements may include, but not are limited to, projections regarding demand for the Company's products and the replacement cycle for its existing products, the impact of the Company's development and manufacturing process on its research and development costs, the reduction of future research and development expenditures, and the Company's ability to obtain new financing as well as assumptions related to the foregoing. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties that could cause actual events or result to differ materially from those projected. Due to those and other uncertainties and risks, the investment community is urged not to place undue reliance on written or oral forward-looking statements of Hypercom. Hypercom undertakes no obligation to update or revise this Cautionary Statement Regarding Forward-Looking Statements to reflect future developments. In addition, Hypercom undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.

Hypercom provided the following risk factor disclosure in connection with its continuing effort to qualify its written and oral forward-looking statements under the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the disclosures contained in the Company's Quarterly Report on Form 10-Q to which this statement is appended as an exhibit and also include the following:

RISK FACTORS

LOSSES, LIQUIDITY CONCERNS AND CREDIT AGREEMENTS

The loss from operations for the six-month period ended June 30, 2001 was $13.9 million compared to break-even results of operations for the same period in the prior year. The loss for the six-month period ended June 30, 2001 for the same period in the prior year includes a $7.2 million special direct financing lease provision to strengthen credit reserves for certain segments of its lease receivables. The remaining loss from operations for 2001 resulted primarily from the decreased revenue and related gross margin percentage decline when compared to the same quarter of the prior year. Historically, the first calendar quarter is the weakest quarter due to the post-Christmas season, Chinese New Year and Latin holidays.

The Company has historically financed its operations primarily through cash generated from operations and from borrowings under a line of credit. The Company has also used securitization conduits to finance lease receivables generated by its Golden Eagle Leasing subsidiary.

Due to the Company's continued focus on expense reduction as well as its emphasis on lowering accounts receivable and inventory levels, the Company experienced positive cash flow from operations in the six-month period ended June 30, 2001 of $7.2 million. The Company used $6.0 million in investing activities. Long-term debt (most of which was categorized as current at quarter end) decreased $28.4 million to $72.0 million at June 30, 2001, from $100.4 million at December 31, 2000. Working capital and cash were $93.2 and $8.0 million at June 30, 2001, compared to $75.2 and $13.0 million at December 31, 2000, respectively.

The Company was not in compliance with certain debt covenants under various loan agreements, including the ratio of funded debt to EBITDA, and a minimum tangible net worth requirement as of June 30, 2001 and prior. However, on August 2, the Company closed and received funding from a $45 million credit facility with a new lending group. The credit facility includes a revolving line of credit of $25 million and two separate term loans for $5 million and $15 million respectively. Borrowings under the


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revolving line of credit are based primarily on inventory and accounts receivable levels. Proceeds from the financing package were used to payoff the existing primary lending group, as well as the remaining unpaid principal owed to the bridge investor. The aggregate principal balances outstanding under the existing primary lending group facility and the bridge investor note payable at June 30, 2001 were $36.9 million. The revolving line of credit has a term of three years. The $5 million term loan matures in one year and the $15 million term loan matures in three years.

This new credit facility includes various operational and financial covenants. There can be no assurance that such covenants will be met each reporting period. If the Company violates a covenant and is unable to cure the violation, the Company's ability to continue to operate in the ordinary course would be adversely affected.

Due to the high cost of funds and the maturity date of a portion of the debt under the new credit facility, the Company anticipates refinancing all or a portion of this indebtedness within the next 12 months. The Company may seek to refinance the new senior credit facility by obtaining additional capital from current or third party sources. The Company's ability to obtain additional capital is dependent upon future operating performance, general economic and competitive conditions and financial, business and other factors, many of which the Company cannot control. The Company's inability to obtain additional capital could place the Company in default under its principal credit agreement or otherwise have an adverse effect on the Company's business and stock price.

UNCERTAINTIES RELATING TO GOLDEN EAGLE LEASING

Early in 2000, the Company purchased a microticket leasing operation, Golden Eagle Leasing. This operation effectively finances terminal and other products leased by merchants. Golden Eagle Leasing requires substantial cash to fund its operations. The Company's losses and covenant defaults may impair its ability to obtain the financing necessary to grow and support Golden Eagle's leasing operations. The Company may be forced to sell Golden Eagle Leasing's lease portfolio or operations. Any disposition of its portfolio or operations could result in a substantial write off of the Company's investment in Golden Eagle Leasing.

During the quarter ended March 31, 2001, the Company's Equipment Leasing segment recorded an incremental charge to strengthen credit reserves for certain segments of its lease receivables in the amount of $7.2 million in addition to its normal position. This charge represents management's estimate of potential loan losses that exceed its historical rate of loan losses.

RELIANCE ON CERTAIN HYPERCOM POS SYSTEMS CUSTOMERS

Many Hypercom POS Systems sales result from large purchases by a few large organizations. As of June 30, 2001, three customers represented 59.8% or $93.9 million of the Company's total backlog of $157.1 million.

Hypercom typically enters into one-year purchase agreements with its larger customers. These agreements generally provide for minimum purchase commitments and do not require the customers to buy POS products from Hypercom exclusively. Serious negative impacts could result if any of the larger POS customers delayed or stopped buying from Hypercom. Hypercom expects to continue to rely on a limited number of customers in any given period for a significant part of its net revenue.

Further, customer demand can be adversely affected by many factors including the following:

- Budgetary constraints;
- Changes in the customer's competitive environment;
- Customer involvement in mergers or other strategic alignments;
- Price increases by Hypercom or its competitors;
- Personnel changes;
- The number, timing, and significance of new and enhanced products;
- The ability of Hypercom to market new and enhanced products; and
- General economic factors.

Hypercom cannot be assured that its important customers will continue to buy its products at historical or any particular level.

PRODUCT DEFECTS

Hypercom offers technically complex products. When they are first introduced or released in new versions, they may contain software or hardware defects that are difficult to detect and correct. Even though Hypercom and customers test all these products, it is likely that such errors will continue to be identified after products are shipped. In recent periods, the Company has experienced various issues in connection with product launches, including the need to rework these products and stabilize product designs. These issues have resulted in sales delays and delays in the collection of receivables, which has exacerbated the Company's cash position.

Correcting defects can be a time-consuming or impossible task. Software errors may take several months to correct, and hardware errors may take even longer. The existence of defects and delays in correcting them could result in negative consequences including:

- Delays in shipping products;


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- Loss of market acceptance for Hypercom products;
- Additional warranty expenses;
- Diversion of resources from product development; and
- Loss of credibility with distributors and customers.

Because Hypercom's POS products are used to process payment transactions, the security features of such products are important. In general, these products are designed to comply with industry practices relating to transaction security. Failure of the security features could adversely affect the marketing of Hypercom products. Any violation of its product warranties resulting from security breaches could result in claims against Hypercom.

DIFFICULTY IN FORECASTING NET REVENUE

Hypercom's net revenue in any period is difficult to forecast. Some of the factors affecting net revenue include the timing of product purchases and the length of the sales cycle for Hypercom's products.

Hypercom POS Systems and its customers enter into purchase agreements that generally have a one-year term and minimum purchase commitments. However, customers are not required to make purchases at any particular times during the term of the agreement or to purchase products exclusively from Hypercom. Because the timing of product purchases in any given period is at the customers' exclusive discretion and control, net revenue for POS products is difficult to forecast.

It is also difficult to forecast net revenue in certain international markets where large orders for complete systems occur more frequently than in the U.S. Due to the significant cost of buying complete systems, the international sales cycle is long and difficult to predict.

Hypercom Network Systems operates with little backlog and, as a result, net revenue in any quarter is substantially dependent on the orders booked and shipped in that quarter. The highly technical nature of these sales generally results in a sales cycle that ranges from 12 to 18 months.

SIGNIFICANT FLUCTUATIONS IN QUARTERLY RESULTS

Hypercom's operating results vary from quarter to quarter. If sales and shipments in any quarter do not meet expectations, quarterly results may be adversely affected. Any unexpected decline in the growth of the net revenue without a quick reduction in the growth of operating expenses could have a serious negative effect on operating results and financial condition. Hypercom cannot be sure that it will meet profitability objectives for a quarter if sales fall or the gross margin is reduced.

Hypercom's operating results are subject to various uncertainties, including the following:
- Type, timing, and size of orders and shipments for major customers;
- Demand for and acceptance of new product offerings
- Delay in the implementation and delivery of the Company's products and services, which may affect the timing and recognition of revenues
- Development of new relationships and maintenance of existing relationships with customers and strategic partners
- Deferral of customer contracts in anticipation of product or service enhancements
- Variations in product mix and cost;
- Manufacturing or production difficulties;
- Availability of financing;
- Industry and economic conditions;
- Competitive pressures;
- Overhead costs;
- Obsolescence of inventory;
- Nonrecurring charges; and
- Additions to reserves.


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SEASONALITY

Hypercom continues to experience some degree of seasonality. For this reason, net revenue and results of operations tend to be stronger from July to December reflecting:

- Increased POS purchases to satisfy increased retail demand during the holiday season;
- Incentive programs VISA and MasterCard offer from July to December to encourage merchants to offer card-based payment systems; and
- Allocation of customers' capital budgets by the end of March with volume shipments beginning in July.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS AND FOREIGN CURRENCY FLUCTUATIONS

Hypercom's international sales account for a significant percentage of its net revenue. For the three and six-month period ended June 30, 2001 and 2000, such international sales were 52.8% and 59.4%, and 50.3% and 57% of total net revenues, respectively. Hypercom expects that international sales will continue to account for a significant percentage of its net revenue in the foreseeable future. Accordingly, Hypercom is subject to risks associated with international operations. Examples of these risks include:

- Management of a multinational organization,
- Fluctuations in currency exchange rates;
- Compliance with local laws;
- Regulatory and product certification requirements;
- Changes in international laws and requirements;
- Tariffs and other trade barriers;
- Import and export controls;
- Restrictions on the repatriation of funds;
- Inflationary conditions;
- Staffing, employment, and severance issues;
- Political instability and economic downturns, which include the impact of revenue generated from Hypercom's shipments into Asia or other international markets, including Latin America;
- War or other hostilities;
- Expropriation or nationalization of assets;
- Overlap of tax structures;
- Renegotiations or nullification of contracts;
- Longer payment cycles; and
- Difficulty in collecting accounts receivable.

In some countries these risks and other factors that relate to doing business abroad may have negative effects on Hypercom. Hypercom takes steps such as hedging to partially offset changes in currency exchange rates. However, there is no assurance that such strategies enable Hypercom to avoid losses due to changes in the exchange rate. In addition, the inability to effectively manage these and other risks could have a serious negative effect on Hypercom's business or financial condition.

UNCERTAINTY OF PROFITABILITY FOR ePicNetz

Hypercom established ePicNetz in 2000 as the Company's application service provider (ASP) unit to support the ePic corporate initiatives. ePic lets merchants support a range of internet-based functions via Hypercom's comprehensive internet-based retail countertop commerce and information systems, called ePOS-infocommerce (TM) or ePic. ePicNetz services are currently offered in two packages. The basic merchant service package has electronic receipt capture, an e-mail product, and an idle screen feature, which allows the merchant, bank or processor to take advantage of time on the terminal and project ads at the point of sale. The other package seeks to join the e-commerce world with the physical point of sale. The Company has expended substantial sums in developing the software that drives ePic and in establishing the ASP. Although adoptions by merchants appears promising, there can be no assurance that ePicNetz will be successful or profitable.

INDUSTRY AND TECHNOLOGY CHANGES; DEPENDENCE ON DEVELOPMENT AND MARKET ACCEPTANCE OF NEW PRODUCTS

Hypercom believes that the following factors are creating major changes in the POS industry:

- Lower-cost products;
- Greater functionality at the point of sale;
- Faster and more accurate transaction processing;
- Improvements in security features; and


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- Emerging technologies and payment programs.

In addition, the enterprise networking industry is characterized by rapid changes in technology and numerous new product introductions. Hypercom's success, particularly in the enterprise networking industry, will depend to a large degree upon its continued ability to offer new products and enhancements to its existing products to meet changing market and industry requirements. New products and technologies may have an effect on the sales of existing products and technologies. There can be no assurance that the introduction of new products and technologies will not have a material adverse affect on Hypercom's business and financial condition.

Developing new products and technologies is a complex, uncertain process requiring innovation and accurate anticipation of technological and market trends. Hypercom cannot provide complete assurance of its ability to successfully:

- Identify, develop, or manufacture new products and technologies;
- Market or support these new products and technologies;
- Control delays in introducing new products;
- Gain market acceptance for the new products and technologies;
- Respond to technological changes and new industry standards; and
- Respond to competitors' announcements of new products.

The inability to respond effectively to any of these challenges may have a negative impact on Hypercom's business and financial success. Hypercom may suffer other business and financial losses if it is successful in marketing new products and responding to competitive and industry changes. When changes to the product line are announced, Hypercom will be challenged to:

- Manage possible shortened life cycles for existing products;
- Continue to sell existing products; and
- Prevent customers from returning existing products.

EXCESS OR OBSOLETE INVENTORY

Managing Hypercom's inventory of components and finished products is a complex task. Hypercom must avoid maintaining excess inventory as a result of:

- The need to maintain significant inventory of components that are in limited supply;
- Buying components in bulk for the best pricing;
- Responding to the unpredictable demand for products;
- Responding to customer requests for quick delivery schedules; and
- Products made obsolete by new product offerings.

If Hypercom accumulates excess or obsolete inventory, price reductions and inventory write-downs may result. Such a situation could adversely affect Hypercom's business and financial condition.

DEPENDENCE ON CURRENT MANAGEMENT AND KEY PERSONNEL

George Wallner, Chris Alexander, Jairo Gonzalez and Jonathon Killmer are instrumental in Hypercom's development, growth, and operations. Hypercom has an employment agreement with Mr. Gonzalez; however, it does not have employment agreements with George Wallner, Chris Alexander, Jonathon Killmer, or any other member of senior management. Although Hypercom has no plans to enter into employment agreements with other executive officers or key employees, Hypercom may review the value of such employment agreements in the future.

Hypercom is the beneficiary of key-man life insurance in the amount of $1.0 million on George Wallner. The loss of any of the key executives of Hypercom could have a negative effect on Hypercom's business and financial condition.

Hypercom's continued growth and operations also depend on the continued service of other key employees and the hiring of qualified new employees. Competition for highly skilled business, technical, marketing, and other staff is intense. In addition, competing for skilled employees may result in increased compensation costs. If Hypercom is not successful in retaining and hiring qualified staff, negative effects on its business and financial condition may result.


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COMPETITION

Hypercom is active in very competitive markets. Among the main competitive factors are the following:

- Product quality;
- Reliability;
- Performance;
- Functionality;
- Pricing;
- Certification; and
- Upgradeability.

Hypercom's main competition in the electronic payment industry is VeriFone, Inc. In 2001, Hewlett-Packard Company sold VeriFone, Inc. to a private company. Enterprise networking competitors include Cisco Systems, Inc., 3Com Corporation, and Motorola Information Systems Group. Some competitors have significantly greater financial and technical resources, better name recognition, and a larger customer base than Hypercom and may be able to respond more quickly to market changes than Hypercom.

Hypercom faces additional competitive challenges in foreign countries. These factors include the following:
- Preferences for national vendors;
- Difficulties in obtaining necessary certifications; and
- Difficulties in meeting the requirements of government policies.

These competitive challenges may result in price discounts or other concessions and in sales lost to competitors. As a result, Hypercom's business and financial condition could suffer. In addition, Hypercom cannot be certain of its ability to compete successfully in the future.

DEPENDENCE ON CERTAIN SUPPLIERS AND THIRD-PARTY DISTRIBUTORS

Hypercom contracts with an independent manufacturer to build networking products. It is also dependent on sole-source suppliers for microprocessors, some integrated circuits, and other electronic components. Other components are available from only a limited number of suppliers. Other than as a result of its own recent financial constraints, Hypercom has generally been able to obtain adequate supplies of these products. However, in the future if Hypercom could not secure enough products or develop alternate sources, product introductions or shipments could be delayed. Significant delays could have a serious negative effect on Hypercom's business and financial condition.

Hypercom markets and distributes its products to end-users through third-party distributors. Third-party distributors are a prime channel for distribution in some international markets. In the U.S. they are becoming more important, especially for the enterprise networking products. Therefore, the ability to market and distribute products depends significantly on Hypercom's relationship with third-party distributors.

The performance and financial condition of distributors could have a negative impact on Hypercom's business and financial condition if:
- Hypercom's relationships with them were to deteriorate;
- They could not perform as expected or pay Hypercom; or
- Local laws prevented Hypercom from replacing distributors that perform poorly.

IMPACT OF INDUSTRY REGULATION AND STANDARDS

Before sales are completed in the United States, Hypercom's products must:

- Meet industry standards as imposed by VISA, MasterCard, and others;
- Be certified to connect to some public telecommunications networks;
- Comply with Federal Communications Commission (FCC) regulations; and
- Comply with Underwriters Laboratories' regulations.

Similarly, before completing sales in foreign countries, Hypercom's products must comply with:

- Local telecommunications standards;
- Recommendations of quasi-regulatory authorities; and


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- Recommendations of standards-setting committees.

In addition, public carriers require that equipment connected to their networks comply with their own standards. These standards in part reflect their currently installed equipment. Some public carriers have equipment that does not fully meet current industry standards. Hypercom must address this issue in designing enterprise-networking products.

Although Hypercom believes its products currently meet all applicable industry standards, it has no assurance that its products will comply with future standards. Negative impacts to Hypercom's business and financial condition could result in the future if Hypercom cannot:

- Obtain needed regulatory approvals or certifications;
- Retain domestic or foreign approvals or certifications; and
- Meet new industry standards.

In addition, carriers set the tariffs that govern rates for public telecommunications services, including their features and capacity. These services are subject to regulatory approval. Changes in the tariffs could have a serious negative effect on Hypercom's business and financial condition.

Hypercom must comply with state, federal, and international laws governing such areas as:

- Occupational health and safety;
- Minimum wages;
- Work hours and overtime;
- Retirement and profit-sharing plans and severance payments; and
- The use, storage, handling, and disposal of dangerous chemicals.

Failure to comply with requirements could impose additional costs on Hypercom. Such failure could also require Hypercom to stop some activities or otherwise have a serious negative effect on Hypercom's business and financial condition.

DEPENDENCE ON PROPRIETARY TECHNOLOGY

Hypercom seeks to establish and protect the proprietary aspects of its products by relying on patent, copyright, trademark, and trade secret laws. It also relies on confidentiality, licensing, and other contractual arrangements, all of which may provide only limited protection. Although Hypercom tries to protect its proprietary rights, unauthorized third parties may be able to copy some portions of or to reverse engineer products to obtain technology that Hypercom regards as proprietary.

In addition, the laws of certain countries do not protect Hypercom's proprietary rights to the same extent as U.S. laws. Accordingly, Hypercom may not be able to protect its proprietary technology against unauthorized copying or use, which could adversely affect Hypercom's competitive position.

Hypercom has applied for patents and trademarks that may not be granted. If they are granted, the patents may not cover all claims Hypercom is trying to protect. Further, a challenge could find any Company patent or trademark invalid and unenforceable.

Hypercom products and technologies incorporate some subject matter it believes is in the public domain or otherwise within the rights of Hypercom to use. Such products and technologies include some designed and provided by third parties. These third parties could assert patent or other intellectual property infringement claims against Hypercom with respect to its products and technologies.

From time to time, third parties claim that Hypercom's products infringe their proprietary rights. Hypercom may experience similar claims in the future. Regardless of its merit, any claim can be time-consuming, result in costly litigation, and require Hypercom to enter into royalty and licensing agreements. The terms of these agreements may not be acceptable to Hypercom. If a claim against Hypercom is successful and Hypercom fails to develop or license a substitute technology quickly, Hypercom could be adversely affected.

RISKS OF ACQUISITIONS

Hypercom may acquire or make substantial investments in related businesses, technologies, or products in the future. Any acquisition or investment would entail various risks including the following:


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- The difficulty of assimilating the technologies, operations and personnel of the acquired business, technology or product;
- The potential disruption of Hypercom's ongoing business; and
- The possible inability of Hypercom to obtain the desired financial and strategic benefits from the acquisition or investment.

These factors could have a serious negative effect on Hypercom's business and financial condition. Future acquisitions and investments could also result in the following:

- Substantial cash expenditures;
- Potentially dilutive issuance of equity securities;
- The incurring of additional debt and contingent liabilities; and
- Amortization expenses related to goodwill and other intangible assets that could adversely affect Hypercom's business, operating results, and financial condition.

The acquisition of the assets and business of Golden Eagle LLC has consumed and will continue to consume substantial management attention and resources of Hypercom, and will require substantial efforts and entail certain risks in the integration of these operations. There can be no assurance that anticipated cost savings or synergies will be achieved. In this regard, to date, the Company has not achieved its expected results from Golden Eagle Leasing and recorded a $7.2 million reserve related to its finance receivables during the first quarter of 2001.

Hypercom will be dependent on the retention and performance of these businesses existing management and employees for the day-to-day management and future operation results of the business.

VOTING CONTROL BY EXISTING STOCKHOLDERS

George Wallner and Paul Wallner, after giving affect for the additional capital raised in July 2001, together own 53.6% of Hypercom's outstanding Common Stock. Accordingly, the Wallners have the ability to control the affairs of Hypercom, including the election of all directors to Hypercom's Board of Directors. They can also, except as otherwise provided by law, approve or disapprove other matters submitted to a vote of Hypercom's stockholders, including a merger, consolidation, or sale of assets. This voting control also may have the effect of delaying or preventing a change in control of Hypercom and may affect the price investors are willing to pay in the future for shares of Hypercom's Common Stock.

POTENTIAL VOLATILITY OF STOCK PRICE

In recent years, the stock market has experienced extreme price changes. The market price of Hypercom's Common Stock has been and may continue to be affected by various factors such as the following:

- Quarterly variations in Hypercom's operating results;
- Changes in revenue growth rates for specific geographic areas, business units, products, or Hypercom as a whole;
- Earnings estimates or changes in estimates by market financial analysts;
- Speculation in the press or analyst community;
- Announcement of new or enhanced products by Hypercom or its competitors; and
- General market conditions or market conditions specific to particular industries.

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS AND DELAWARE LAW Hypercom has provisions in its Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which:

- Make it more difficult for a third party to take control of Hypercom;
- Discourage a third party from attempting to take control of Hypercom or;
- Limit the price some investors are willing to pay for shares of Hypercom's Common Stock;
- Enable Hypercom to issue Preferred Stock without a vote or other stockholder action;
- Provide for a classified Board of Directors and regulate nominations for the Board of Directors;
- Make it more difficult for stockholders to take certain corporate actions; and
- Delay or prevent a change in control of Hypercom.

In addition, certain provisions of Delaware law applicable to Hypercom could also delay a merger, tender offer, or proxy contest or make one more difficult.


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